Exhibit 11.1

                        COMDISCO HOLDING COMPANY, INC.
                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                     (in thousands except per share data)


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Average shares used in computing earnings (loss) per common and common equivalent share were as follows:


                                                        SUCCESSOR         PREDECESSOR       SUCCESSOR          PREDECESSOR
                                                              Three months ended                     Six months ended
                                                                    March 31,                          March 31,
                                                           2003              2002               2003               2002
                                                       ------------- |  --------------      -------------  |    -------------
                                                                     |                                     |
Average shares outstanding--basic                            4,200   |        150,559             4,200    |         150,559
Effect of dilutive options                                    --     |           --                --      |            --
                                                        ----------   |    -----------        ----------    |     -----------
Average shares outstanding--diluted                          4,200   |        150,559             4,200    |         150,559
                                                        ==========   |    ===========        ==========    |     ===========
                                                                     |                                     |
Net earnings (loss) to common stockholders              $   36,409   |    $   (93,520)       $   45,191    |     $  (105,635)
                                                        ==========   |    ============       ==========    |     ============
                                                                     |                                     |
Net earnings (loss) per common share:                                |                                     |
  Earnings (loss) per common share-basic:                            |                                     |
    Earnings (loss) from continuing operations          $     8.70   |    $     (0.64)       $    10.32    |     $     (2.14)
    Earnings from discontinued operations                    (0.03)  |           0.02              0.44    |            1.44
                                                        -----------  |    ------------       -----------   |     ------------
                                                        $     8.67   |    $     (0.62)       $    10.76    |     $     (0.70)
                                                        ===========  |    ============       ===========   |     ============
                                                                     |                                     |
Net earnings (loss) per common share-diluted:                        |                                     |
    Earnings (loss) from continuing operations          $     8.70   |    $     (0.64)       $    10.32    |     $     (2.14)
    Earnings from discontinued operations                    (0.03)  |           0.02              0.44    |            1.44
                                                        -----------  |    ------------       ----------    |     ------------
                                                        $     8.67   |    $     (0.62)       $    10.76    |     $     (0.70)
                                                        ===========  |    ============       ===========   |     ============

         In accordance with Statement of Financial Accounting Standards No. 128-Earnings Per Share, no potential common shares (the assumed exercise of stock options) are included in the computation of any diluted per share amount when a loss from continuing operations exists.

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